Exhibit 99.1
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON SCHEDULE
To the Stockholders of INX Inc.
We have audited in accordance with the standards of the Public Company Accounting Oversight Board (United States) the consolidated financial statements of INX Inc. (formerly I-Sector Corporation) and subsidiaries referred to in our report dated March 5, 2008, which is included in the Company’s 2007 Form 10-K. Our report on the consolidated financial statements includes an explanatory paragraph, which discusses the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, and discusses the cumulative effect adjustment recorded as of January 1, 2006 in connection with the adoption of SEC Staff Accounting Bulletin No. 108, as discussed in Note 2 to the consolidated financial statements. Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. Schedule II for the years ended December 31, 2005, 2006 and 2007 is presented for purposes of additional analysis and is not a required part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements, and in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.
/s/ GRANT THORNTON LLP
Houston, Texas
March 5, 2008